FIFTH WARRANT AMENDMENT AGREEMENT

     This Fifth Warrant Amendment Agreement dated as of July 16, 1999 by and between XCL Ltd., a Delaware corporation ("XCL"), and Estate of J. Edgar Monroe (the "Estate"), J. Edgar Monroe Foundation (1976) (the "Foundation") and Construction Specialists, Inc. d/b/a Con-Spec, Inc. ("Con-Spec") (the Estate, the Foundation and Con-Spec are sometimes collectively referred to herein as the "Warrantholders").


                      W I T N E S S E T H:

     WHEREAS, each of the Warrantholders holds the number of warrants ("Warrants") to purchase shares of common stock, par value $0.01 per share, of XCL set forth opposite its name on
Schedule I attached hereto, the Warrants listed under Column A on
Schedule I having been originally issued pursuant to Warrant Certificates each dated as of November 6, 1998 and reflecting an exercise price of $3.50 per share of common stock (subject to adjustment as therein provided) and the Warrants listed under Column B on Schedule I having been issued pursuant to Warrant Certificates each dated as of January 15, 1999 and reflecting an exercise price of $2.00 of common stock (subject to adjustment as therein provided) (collectively, the "Warrant Certificates"); and

     WHEREAS, the Warrantholders acquired their Warrants in connection with their purchase of $2,000,000 in aggregate principal amount of Units issued by XCL and XCL Land Ltd., a wholly owned subsidiary of XCL, each Unit consisting of $100,000 in principal amount of a promissory note of XCL Land (collectively, the "Notes") and 21,705 Warrants; and

     WHEREAS, the exercise price contained in the Warrant Certificates dated as of November 6, 1998 has previously been reduced by Warrant Amendment Agreement dated as of January 15, 1999 from $3.50 to $2.00 per share of common stock (subject to adjustment as therein provided), further reduced by Second Warrant Amendment Agreement dated as of March 19, 1999 (the
"Second Warrant Amendment Agreement") from $2.00 to $1.50 per share of common stock (subject to adjustment as therein provided), further reduced by Third Warrant Amendment Agreement dated as of April 13, 1999 (the "Third Warrant Amendment Agreement") from $1.50 to $1.325 per share of common stock (subject to adjustment as therein provided) and further reduced by Fourth Warrant Amendment Agreement dated as of May 21, 1999 (the "Fourth Warrant Amendment Agreement") from $1.3125 to $1.25 per share of common stock (subject to adjustment as therein provided); and

     WHEREAS, the exercise price contained in the Warrant Certificates dated as of January 15, has also previously been reduced by the Second Warrant Amendment Agreement from $2.00 to $1.50 per share of common stock (subject to adjustment as therein provided), further reduced by the Third Warrant Amendment Agreement from $1.50 to $1.3125 per share of common stock (subject to adjustment as therein provided) and further reduced by the Fourth Warrant Amendment Agreement from $1.3125 to $1.25 per share of Common Stock (subject to adjustment as therein provided); and

     WHEREAS, the Subscription Agreements pursuant to which the Warrantholders subscribed for the Units referenced above provide that until the Warrantholders' Notes are paid in full, if the terms of the Units (including the Notes and the Warrant Agreements) are amended, no amendment shall be effective until it is offered to the Warrantholders and either accepted or rejected by them; and

     WHEREAS, in order to induce the Estate and Con-Spec to purchase an undivided interest in certain notes held by a subsidiary of XCL, XCL agreed to reduce the exercise price of the Warrants held by the Estate and Con-Spec from $1.25 to $0.10 per share of common stock (subject to adjustment as therein provided); and

     WHEREAS,  pursuant  to  its  Subscription  Agreements,   the
Foundation was offered the same amendment and accepted it.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the parties hereto hereby agree as follows:

     1. The definition of "Initial Exercise Price" in the first paragraph of each of the Warrant Certificate is hereby amended to read as follows:

          "'  at  the  initial exercise price  of  U.S.
          $0.10   per  share  (the  "Initial   Exercise
          Price") '"

All other terms and provisions of the first paragraph of each Warrant Certificate shall remain unchanged.

     2. This Fifth Warrant Amendment Agreement shall not constitute a waiver or amendment of any other provision of the Warrant Certificates not expressly referred to herein and except as expressly amended hereby, the provisions of the Warrant Certificates are and shall remain in full force and effect.

     3. Upon surrender of the original Warrant Certificates issued to the Warrantholders, XCL shall issue new Warrant Certificates of like tenor and an equivalent number of Warrants to the Warrantholders reflecting the amendment set forth in paragraph 1 above.

     4. This Fifth Warrant Amendment Agreement sets forth the entire understanding of the parties hereto with respect to the subject mater hereof and may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     5. This Fifth Warrant Amendment Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflicts of laws.

     IN WITNESS WHEREOF, the parties hereto have caused this Fifth Warrant Amendment Agreement to be duly executed and delivered as of the date and year first above written.

                              XCL LTD.


                              By:______________________________
                              Name:____________________________
                              Title:_____________________________



                              WARRANTHOLDERS:

                              Estate of J. Edgar Monroe

                              By:______________________________
                              Name:  Robert J. Monroe
                              Title:    Executor


                              J. Edgar Monroe Foundation (1976)

                              By:______________________________
                              Name:  Robert J. Monroe
                              Title:    President


                              Construction Specialists, Inc.
                                 d/b/a Con-Spec, Inc.

                              By:______________________________
                              Name:  Patrick A. Tesson
                              Title:    President